Exhibit 3.1

BY-LAWS

of

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(a New York corporation)

(as adopted March 10, 1964, including all amendments adopted as of

November 1, 2023)

ARTICLE I

MEETINGS OF SHAREHOLDERS

SECTION 1 Annual Meeting. The annual meeting of the shareholders of International Flavors & Fragrances Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date and at such time as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the annual meeting of shareholders shall not be held at any place, but instead may be held solely by means of remote communication, or may be held by means of remote communication in addition to a physical location, in each case as permitted by the New York Business Corporation Law (the “Business Corporation Law”) or other applicable law.

SECTION 2 Special Meetings.

(a) General. Special meetings of the shareholders, unless otherwise prescribed by the Business Corporation Law, may be called at any time (i) by the Chair of the Board, the Chief Executive Officer or by a majority of the Board of Directors, or (ii) upon the written request of the holders of at least 25 percent of the outstanding voting stock that are entitled to vote on the matters at such special meeting of the Corporation (a “Request”) in accordance with the requirements set forth in Section 2(b) hereof. Notwithstanding the foregoing, shareholders may not call a special meeting with respect to any matter (A) that is not a proper subject for shareholder action under applicable law, (B) if the applicable demand for a special meeting was received by the Secretary of the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the next annual meeting of shareholders, (C) if an annual or special meeting of shareholders that included an item of business substantially the same as, or substantially similar to, such matter (a “Similar Item”) was held not more than one hundred twenty (120) days before the applicable demand for a special meeting was received by the Secretary of the Corporation, (D) a Similar Item is to be included in the Corporation’s notice as an item of business to be brought before a meeting of shareholders that is to be called within forty (40) days after the request for a record date is received and held as soon as reasonably practicable thereafter or (E) if the applicable demand for a special meeting was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable law. For purposes of this clause (a), the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

(b) Requirements of a Request. Any Request shall set forth with particularity as to each Meeting Proponent (as defined below), (i) the names and business addresses of such Meeting Proponent; (ii) the name and address of each Meeting Proponent, as they appear on the Corporation’s books (if they so appear); (iii) (A) the class or series and number of shares of capital stock of the Corporation which are “beneficially owned” (as such term is defined by Section 13(d) of the Exchange Act ) or held of record by the Meeting Proponent and any other ownership interest in shares of the Corporation, whether economic or otherwise, including any option, warrant, forward contract, contract of sale, convertible security, stock appreciation right, swap or similar right, instrument or agreement with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such right, instrument or agreement shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation and (B) the date any shares or Derivative Interests were acquired and the investment intent of such acquisition, (iv) a description of (A) all agreements, arrangements, contracts, proxies, relationships or understandings (whether or not in writing) in connection with or related to the Request between or among such Meeting Proponent, beneficial owner or Associated Person and any other person or persons (including their names) in connection with or related to the Request, (B) any material direct or indirect interest of such Meeting Proponent, beneficial owner or Associated Person in connection with or related to the Request, including any anticipated benefit therefrom, and (C) any circumstances in which such Meeting Proponent, beneficial owner or Associated Person may be considered to be acting in concert with any other person with respect to the Request or other business to be brought before the meeting, including, without limitation, the identity of the other person or persons, the common goal or goals toward which they are acting and the information available to such Meeting Proponent, beneficial owner or Associated Person with respect to the voting power and pecuniary or economic interest of such person or persons in the securities or other Derivative Interests of or with respect to the Corporation; (v) (A) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the language of the proposed amendment); (B) the reasons for making such proposals and conducting such business at the special meeting and (C) any material interest in such proposals or business of such shareholders, the beneficial owner, if any, on whose behalf such notice is made and any Associated Person of any such shareholder or beneficial owner; (vi) a representation that such Meeting Proponent intends to appear in person or by proxy at the meeting related to such Request; and (vii) a representation as to whether such Meeting Proponent intends or is part of a group that intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or business; (viii) in the case of any director nominations proposed to be presented at the special meeting, all of the information, statements, questionnaires and representations required by Section 3 of Article III and this Section 2 of this Article II, (ix) such other information as would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission (the “SEC”) if, with respect to any such item of business, such shareholder, any such beneficial owner or any such Associated Person were a participant in a solicitation subject to Regulation 14A under the Exchange Act; and (x) a covenant and agreement that such shareholder will update and supplement the notice to the Secretary in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary not less than 5 business days after the record date for such special meeting).. The information required under this Section 2.2(b) shall be supplemented and updated by such Meeting Proponent as described under Section 3(d)(ii)(B)(9). Except as permitted in Section 2(c) the only business that may be conducted at the special meeting shall be the business proposed in the Request and any business proposed by the Board of Directors. The Request shall be delivered personally or sent by registered mail to the Secretary of the Corporation at its principal executive offices. If the Board of Directors determines that the Request complies with the Certificate of Incorporation and the provisions of these Bylaws and that the proposal to be considered or business to be conducted is a proper subject for shareholder action under applicable law, the Board of Directors shall call and send notice of a special meeting for the purpose set forth in the Request in accordance with Section 3(a) of these Bylaws. The Board of Directors shall determine the date for such special meeting, which date shall be not later than 90 days following the Corporation’s receipt of the Request, and the record date(s) for shareholders entitled to notice of and to vote at such special meeting.

(c) Special meetings may be held at any place, if any, as determined by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a special meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the Business Corporation Law or other applicable law. The Chair of the Board may, at any time prior to the holding of a special meeting of shareholders, postpone, reschedule or cancel any special meeting of shareholders previously scheduled by the Board of Directors. The only business which may be conducted at a special meeting, other than procedural matters and matters relating to the conduct of the special meeting, shall be the matter or matters described in the notice of the meeting given by the Board of Directors.

(d) For purposes of these Bylaws, the term “Meeting Proponent” shall mean (i) each shareholder providing the Request, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the Request is made, (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under Exchange Act for purposes of these Bylaws) of each such shareholder or beneficial owner and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is forming a group (within the meaning of Section 13(d) under the Exchange Act).

SECTION 3 Notice of Meetings; Business to be Presented at Meeting.

(a) Notice of Meeting. Written notice of each meeting of shareholders stating the place, date and hour of the meeting shall be sent to each shareholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. To the extent that the meeting is a special meeting, such notice shall also indicate the person or persons calling the meeting, or the person(s) directing that the meeting be so called, and shall state the purpose or purposes for which the meeting has been called. Notice of any meeting of shareholders may be sent either in written or electronic form and shall comply with Section 505 of the Business Corporation Law. No business shall be conducted at a meeting of the shareholders except in accordance with the procedures set forth in this Section 3.

(b) Nature of Business at Annual Meetings of Shareholders. No business may be transacted at an annual meeting of shareholders other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before an annual meeting, by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) otherwise properly brought before an annual meeting by any shareholder of the Corporation (A) who is a shareholder of record (x) on the date the shareholder provides the shareholder notice required by Section 3(d), (y) on the record date for the determination of shareholders entitled to vote at such meeting and (z) on the date of such meeting and (B) who complies with the advance notice procedures set forth in Section 3(d) or (iv) otherwise properly brought before an annual meeting pursuant to Section 4.

Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting of shareholders except business brought before such meeting in accordance with the procedures set forth in this Section 3; provided, however, that, once business has been properly brought before the meeting in accordance with such procedures, nothing in this Section 3 shall be deemed to preclude discussion by any shareholder of any such business. If the chair of an annual meeting determines that business was not properly brought before such meeting in accordance with the foregoing procedures, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(c) Director Nominations. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors:

(i) By or at the direction of the Board of Directors (or any duly authorized committee thereof),

(ii) by any shareholder of the Corporation (A) who is a shareholder of record (x) on the date the shareholder provides the shareholder notice required by Section 3(d), (y) on the record date for the determination of shareholders entitled to vote at such meeting and (z) on the date of such meeting and (B) who complies with (x) the advance notice procedures set forth in this Section 3 and (y) the requirements of Rule 14a-19 under the Exchange Act ; or

(iii) by any Eligible Shareholder or Eligible Shareholder Group (each as defined in Section 4 of this Article I) with respect to any director nomination to be included in the Corporation’s proxy statement for an annual meeting who satisfies the requirements set forth in Section 4 of this Article I.

Notwithstanding anything in these By-Laws to the contrary, except as set forth in Article II, Section 6, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3 or Section 4. The Board of Directors or the chair of any meeting of shareholders shall have the power and authority to determine whether a nomination was made in accordance with the procedures set forth in this Section 3 or Section 4. If the Board of Directors or the chair of the applicable meeting determines that a nomination was not made in accordance with the procedures set forth in this Section 3 or Section 4, as applicable, or that the solicitation in support of the nominees other than the Corporation’s nominees was not conducted in compliance with Rule 14a-19 under the Exchange Act, then the Board of Directors or the chair of such meeting shall declare that such nomination was invalid and such invalid nomination shall be disregarded notwithstanding that proxies in respect of such nominee may have been received by the Corporation. If any shareholder who has nominated a director for election (or a qualified representative thereof, as reasonably determined by the Board of Directors or chair of such meeting) does not appear at the meeting of shareholders to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(d) Required Notice for Director Nomination or Submission of Other Proposal. In addition to any other applicable requirements, in order for a shareholder to present any business to be transacted at an annual meeting of shareholders, including any nomination for a director to be made by a shareholder (whether pursuant to Section 3(c)(ii) or Section 3(c)(iii) of this Article I), such shareholder must (A) provide the Secretary of the Corporation notice thereof that complies with the time requirements set forth in clause (1) below and includes the information required by this Section 3 or Section 4 of this Article I, (B) provide any updates or supplements to such notice at the times and in the forms required by Section 3 or Section 4 of this Article I and (C) in the case of any nomination for director to be made by a shareholder pursuant to Section 3(c)(ii) of this Article I, comply with the requirements of Rule 14a-19 under the Exchange Act. The provisions of this Section 3 shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 of the Exchange Act).

(i) Timely Notice. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days nor more than one- hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for on a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(ii) Notice Requirements for Nomination of any Director by a Shareholder. For nominations to be properly brought before a meeting by a shareholder pursuant to Article I, Section 3(c)(ii) or Section 3(c)(iii), the shareholder’s notice must set forth the following information:

(A) as to each person whom the shareholder proposes to nominate for election as a director the following information:

1) the name, age, business address and residence address of the proposed nominee;

2) a complete biography or statement of the proposed nominee’s qualifications, including principal occupation or employment of such person (present and for the past five (5) years), education, work experience, knowledge of the Corporation’s industry, membership on the board of directors of any other corporation currently held or held within the past five (5) years and civic activity;

3) the class or series and number of shares of capital stock of the Corporation which are “beneficially owned” (as such term is defined by Section 13(d) of the Exchange Act ) or held of record by the proposed nominee and any other ownership interest in shares of the Corporation, whether economic or otherwise, including any Derivative Instrument (which information shall be supplemented not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

4) the date any shares or Derivative Interests were acquired and the investment intent of such acquisition;

5) a description of all agreements, arrangements or understandings (whether or not in writing) between the proposed nominee, on the one hand, and the shareholder making such nomination, any beneficial owner (if different) on whose behalf the nomination is made, any Associated Person) and/or any other person or persons, on the other hand, in connection with or relating to the nomination, including, without limitation, a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, and any other material relationships, between or among such proposed nominee or any of such proposed nominee’s affiliates or associates (each as defined in Rule 12b-2 under the Exchange Act), on the one hand, and the shareholder giving notice and any other such beneficial owner or Associated Person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the shareholder giving notice and any such beneficial owner or Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant;

6) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; including information with respect to a proposed nominee’s independence as defined under the rules and regulations promulgated by the SEC and New York Stock Exchange and information regarding the proposed nominee’s attributes that the Nominating and Governance Committee of the Board of Directors would need to consider in order to assess whether such proposed nominee would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the SEC; and

7) a copy of the completed and signed Questionnaire and the Statement of Representations and Agreements described in Section 3(e) below (the forms of which the shareholder making such nomination shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such shareholder within ten (10) days of receiving such request).

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation. In addition, the Corporation may require any proposed nominee to submit to interviews with the Board of Directors or any committee thereof, and such proposed nominee shall make themselves available for any such interviews within no less than ten (10) business days following the date of such request.

(B) as to the shareholder giving the notice and the beneficial owner, if different, on whose behalf the nomination is made and any Associated Person of any such shareholder or beneficial owner, the following information:

1) the name and address of such shareholder and any such beneficial owner or Associated Person;

2) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder and any such beneficial owner or Associated Person and any Derivative Interests owned by the shareholder and any such beneficial owner or Associated Person (which information shall be supplemented not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

3) the date any shares or Derivative Interests were acquired and the investment intent of such acquisition;

4) a description of (i) all agreements, arrangements or understandings (whether or not in writing) in connection with or related to the nomination between or among such shareholder, beneficial owner or Associated Person and any other person or persons (including their names) in connection with or related to the nomination(s), (ii) any material direct or indirect interest of such shareholder, beneficial owner or Associated Person in such nomination, including any anticipated benefit therefrom, and (iii) any circumstances in which such shareholder, beneficial owner or Associated Person may be considered to be acting in concert with any other person with respect to the nomination or other business to be brought before the meeting, including, without limitation, the identity of the other person or persons, the common goal or goals toward which they are acting and the information available to such shareholder, beneficial owner or Associated Person with respect to the voting power and pecuniary or economic interest of such person or persons in the securities or other Derivative Interests of or with respect to the Corporation;

5) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in such shareholder’s notice;

6) a representation as to whether such shareholder or any such beneficial owner or Associated Person intends, or is part of a group which intends, to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination or any other matter and, if so, the name of each participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation;

7) a representation that the shareholder has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 3, including, without limitation, in the event the event such shareholder intends to solicit proxies in support of director nominees other than the Corporation’s nominees, a representation that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees;

8) all other information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) promulgated under the Exchange Act or an amendment pursuant to Rule 13d-2(a) promulgated under the Exchange Act as if a Schedule 13D were required to be filed under the Exchange Act by such shareholder or any such beneficial owner or Associated Person (regardless of whether any such person or entity is actually required to file a Schedule 13D); and

9) any other information relating to such shareholder or any such beneficial owner or Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such shareholder giving a notice of nomination shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3(d)(ii) is true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement. Any such update or supplement shall clearly identify the information that has changed since such shareholder’s prior submission. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph shall not be deemed to cure any deficiencies or inaccuracies with respect to any such prior submission, extend the time period for the delivery of notice pursuant to this Section 3, limit the Corporation’s right to disregard a nomination, or permit such shareholder to change or add any proposed nomination. If a shareholder fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 3.

(C) For purposes of these Bylaws, “Associated Person” means, as to any shareholder or beneficial owner, (i) any person that is an associate of such person within the meaning of Rule 12b-2 under the Exchange Act and (ii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or such Associated Person.

(iii) Notice Requirements for Nomination of a Director Included in Corporation’s Proxy Statement. For nominations to be properly brought before a meeting by a Shareholder pursuant to Article I, Section 3(c)(iii) and to be in proper written form, the shareholder’s notice must provide the information required by Section 4 of this Article I and satisfy all other requirements of Section 4 of this Article I (the “Proxy Access Notice”).

(iv) Notice Requirements for Other Shareholder Proposals. To the extent that the shareholder’s notice relates to a matter other than the nomination of a director, to be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before an annual meeting, the following:

(A) a brief description of the business desired to be brought before such meeting and the reasons for conducting such business at such meeting;

(B) the name and address of such record shareholder and the beneficial owner, if any, on whose behalf the proposal is made and any Associated Person of such shareholder or beneficial owner;

(C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record and any other Derivative Interests owned by the shareholder and the beneficial owner, if any, and any Associated Person of such shareholder or beneficial owner (which information shall be supplemented not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

(D) the date such shares or Derivative Interests were acquired and the investment intent of such acquisition;

(E) a description of (i) all agreements, arrangements or understandings (whether or not in writing) between such shareholder, beneficial owner or Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, (ii) any material direct or indirect interest of such shareholder in such business, and (iii) any circumstances in which such shareholder, beneficial owner or Associated Person may be considered to be acting in concert with any other person with respect to the business to be brought before the meeting, including, without limitation, the identity of the other person or persons, the common goal or goals toward which they are acting and the information available to such shareholder, beneficial owner or Associated Person with respect to the voting power and pecuniary or economic interest of such person or persons in the securities or other Derivative Interests of or with respect to the Corporation;

(F) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring such business before such meeting; and

(G) a representation as to whether the shareholder or the beneficial owner, if any, or any Associated Person of such shareholder or beneficial owner intends, or is part of a group which intends, to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt the proposal and/or (b) otherwise solicit proxies from shareholders in support of such proposal and, if so, the name of each participant in such solicitation.

Notwithstanding the foregoing provisions of this Section 3, a shareholder seeking to have a proposal included in the Corporation’s proxy statement shall comply with the requirements of Section 14 of the Exchange Act, including, but not limited to, Rule 14a-8 promulgated thereunder or its successor provision. The Corporation may require any shareholder to furnish such other information as may reasonably be required by the Corporation to determine if the business shall be properly brought before an annual meeting of the shareholders.

(e) Director Nominee Questionnaire; Representation and Agreement Requirement. To be eligible to be a nominee for election or reelection as a director of the Corporation pursuant to Section 3(c) of this Article I, each proposed nominee must deliver to the Secretary of the Corporation

(i) a written questionnaire with respect to the background and qualification of such person in the form provided by the Secretary upon written request (a “Questionnaire”);

(ii) a statement of representations and agreements in the form provided by the Secretary upon written request (a “Statement of Representations and Agreements”), executed by the proposed nominee, that he or she:

(A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity (1) relating to how such proposed nominee will act or vote on any issue in his or her role as a director of the Corporation that has not been disclosed to the Corporation, (2) that could limit or interfere with such proposed nominee’s ability to comply with his or her fiduciary duties as a director of the Corporation or (3) with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director that has not been disclosed to the Corporation;

(B) has read and agrees, if elected, to adhere to the Corporation’s Corporate Governance Guidelines and Directors’ Code of Conduct and any other Corporation policies and guidelines applicable to directors, including, but not limited to, those relating to corporate governance, conflict of interest, confidentiality, stock ownership and trading policies;

(C) agrees to be named as a nominee in a proxy statement relating to the Corporation’s annual or special meeting of shareholders at which directors will be elected and to serve as a director if elected; and

(D) will, if elected, promptly following any subsequent re-election in which such proposed nominee does not receive the required vote, tender an irrevocable resignation in accordance with Article II, Section 5 of these By-Laws.

(f) Any shareholder giving notice pursuant to this Section 3 of this Article I and Rule 14a-19 under the Exchange Act shall (i) promptly (and in any event, not later than five (5) business days after the shareholder files a definitive proxy statement in connection with the applicable meeting of shareholders) certify to the Corporation that it has met the requirements of Rule 14a-19 promulgated under the Exchange Act (including the requirement to solicit holders of shares of the Corporation representing at least 67% of the voting power of shares entitled to vote on the election of directors) and (ii) upon request of the Corporation, deliver to the Corporation reasonable evidence of such compliance not later than five (5) business days prior to the date of the applicable meeting of shareholders.

(g) Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

SECTION 4 Shareholders Nominations Included in the Corporation’s Proxy Statement

(a) Inclusion of Nominee in Proxy Statement. Whenever the Board of Directors solicits proxies with respect to the election of Directors at an annual meeting of shareholders, subject to the provisions of this Section 4, the Corporation shall include in its proxy materials for such annual meeting:

(i) the names of any persons nominated for election (each, a “Shareholder Nominee”) by any Eligible Shareholder (as defined below) or group of up to twenty (20) Eligible Shareholders that has (individually or, in the case of a group, each member of the shareholder group) satisfied, as determined by the Board of Directors, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 4 (such Eligible Shareholder or Eligible Shareholders being a “Nominating Shareholder”);

(ii) disclosure about each Shareholder Nominee and Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii) a Statement (as defined below in Section 4(e)) in support of each of the Shareholder Nominee’s election to the Board of Directors included by the Nominating Shareholder in the Proxy Access Notice for inclusion in the proxy statement (subject to the Corporation’s rights set forth in Section 4(e)); and

(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Shareholder Nominee(s), including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 4.

(b) Maximum Number of Shareholder Nominees.

(i) The maximum number of Shareholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting shall not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered pursuant to this Section 4, or if such amount is not a whole number, the closest whole number below twenty percent (20%) (the “Maximum Number”); provided, however, that this number shall be reduced by (1) any Shareholder Nominee whose name was submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 4 but either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board of Directors nominee and (2) the number of incumbent directors who had been Shareholder Nominees at any of the preceding two annual meetings and whose election at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 3(d) above but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 4 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees be selected for inclusion in the Corporation’s proxy materials. If the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 4 exceeds the Maximum Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 4 of each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order by the number (largest to smallest) of shares of common stock of the Corporation each Eligible Shareholder disclosed as Owned in its respective Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 4 of each Eligible Shareholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(c) Eligibility of Nominating Shareholder

(i) An “Eligible Shareholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 4(c) continuously for the three-year period specified in paragraph (ii) below or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 3(d)(i), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b) (2) under the Exchange Act (or any successor rule).

(ii) An Eligible Shareholder or group of up to twenty (20) Eligible Shareholders (an “Eligible Shareholder Group”) may submit a nomination in accordance with this Section 4 only if the person or group (in the aggregate) has continuously Owned at least the Required Shares throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, on the record date and continues to Own at least the Required Shares through the date of the annual meeting. For the avoidance of doubt, in the event of a nomination by an Eligible Shareholder Group, any and all requirements and obligations for an individual Eligible Shareholder that are set forth in this Section 5, including the minimum holding period, shall apply to each member of such group; provided, however, that the Required Shares shall apply to the Ownership of the Eligible Shareholder Group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 4, as determined by the Board of Directors or its designee, acting in good faith, or withdraw from an Eligible Shareholder Group at any time prior to the annual meeting of shareholders, the Eligible Shareholder Group shall only be deemed to Own the shares held by the remaining members of the group. For this purpose, two or more funds or trusts that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Corporation Act of 1940, as amended (each, a “Qualifying Fund”), shall be treated as one shareholder or beneficial owner.

(iii) The “Required Shares” means 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Proxy Access Notice.

(iv) For purposes of this Section 4, an Eligible Shareholder “Owns” only those outstanding shares of the Corporation as to which the Eligible Shareholder possesses both: (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Shareholder or any of its affiliates for any purpose or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Shareholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Shareholder or any of its affiliates. An Eligible Shareholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Shareholder. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has loaned such shares provided that the Eligible Shareholder has the power to recall such loaned shares on three business days’ notice and has recalled such shares upon notification that it’s nominees would be included in the proxy statement. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of the Corporation are “Owned” for these purposes shall be determined by the Board of Directors or its designee.

(v) No person shall be permitted to be in more than one Eligible Shareholder Group, and if any person appears as a member of more than one Eligible Shareholder Group, it shall be deemed to be a member of the Eligible Shareholder Group that has the largest ownership position as reflected in the Proxy Access Notice.

(d) Information to be Provided by Nominating Shareholder. Within the time period specified in Section 3(d)(i), each Nominating Shareholder must provide the following information in writing to the Secretary of the Corporation:

(i) a copy of the Schedule 14N that has been filed by such Eligible Shareholder with the Securities and Exchange Commission as required by Rule 14a-18 under the 1934 Act, as such rule may be amended;

(ii) one or more written statements from the record holder of the shares of capital stock of the Corporation (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) specifying the number of shares of capital stock of the Corporation that the Nominating Shareholder Owns, and has continuously Owned for three (3) years preceding the date of the Proxy Access Notice, and the Nominating Shareholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous Ownership of the Required Shares through the record date;

(iii) a written notice by each Nominating Shareholder (including each member of an Eligible Shareholder Group), including the information required with respect to the nomination of directors pursuant to Section 3(d)(ii) of this Article I;

(iv) a written notice by each Nominating Shareholder (including each member of an Eligible Shareholder Group), in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, in which each the Nominating Shareholder represents and warrants to the Corporation the following:

(A) that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(B) that the Shareholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any national securities exchange on which the Corporation’s securities are traded;

(C) that the Shareholder Nominee: (A) does not have any direct or indirect relationship with the Corporation that will cause the Shareholder Nominee to be deemed not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website prior to the submission of the Proxy Access Notice and otherwise qualifies as independent under the rules of any national securities exchange on which the Corporation’s shares of common stock are traded; (B) is a “non- employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (C) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and (D) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee;

(D) that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 4(c) and has provided evidence of ownership to the extent required by Section 4(c)(i)

(E) that the Nominating Shareholder agrees to Own the Required Shares through the date of the annual meeting and satisfy the eligibility requirements described in Section 4(c) through the date of the annual meeting;

(F) that the Nominating Shareholder has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the Board of Directors;

(G) that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting;

(H) that the facts, statements and other information in all communications with the Corporation and its shareholders are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 4; and

(I) in the case of a nomination by an Eligible Shareholder Group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(v) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Shareholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Shareholder Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Shareholder Nominees with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its respective obligations, agreements or representations under this Section 4; and

(E) in the event that any information included in the Proxy Access Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 4(c), to promptly notify the Corporation of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission (it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 4); and

(e) Representations and Agreement of the Shareholder Nominee. Within the time period specified in Section 3(d)(i), each Shareholder Nominee must deliver to the Secretary of the Corporation the following:

(i) a completed Questionnaire and Statement of Representations and Agreements as set forth in Section 3(e) of Article I; and

(ii) a letter of resignation signed by the Shareholder Nominee, which letter shall specify that such Shareholder Nominee’s resignation is irrevocable and that it shall become effective upon a determination by the Board of Directors or any committee thereof (excluding, for purposes of such determination, such Shareholder Nominee) that (x) any of the information provided to the Corporation by the Eligible Shareholder or the Shareholder Nominee in respect of the nomination of such Shareholder Nominee pursuant to this Section 4 is or was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading or (y) the Eligible Shareholder shall have breached any of its obligations under this Section 4.

(f) Statement. In addition to the items required pursuant to Section 4(d) of this Article I, the Eligible Shareholder may provide to the Secretary of the Corporation, at the time the information required by this Section 4 is provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 4, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 4 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominees.

(g) Limitation on Shareholder Nominees. Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (ii) does not receive at least twenty five percent (25%) of the votes cast “for” the Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 4 for the next two (2) annual meetings. Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting, but subsequently is determined not to satisfy the eligibility requirements of this Section 4 or any other provision of the Corporation’s By-laws, Certificate of Incorporation, Corporate Governance Guidelines or other applicable regulation at any time before the applicable annual meeting, will not be eligible for election at such annual meeting and may not be replaced by the Eligible Shareholder that nominated such Shareholder Nominee. If, after the deadline for submitting a Nomination Notice, a Nominating Shareholder ceases to satisfy, as determined by the Board of Directors or its designee, acting in good faith, the eligibility requirements in this Section 4 or withdraws its nomination or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 4, as determined by the Board of Directors or its designee, acting in good faith, or becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Shareholder Nominee or any successor or replacement nominee proposed by the applicable Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(h) Exceptions. Notwithstanding anything to the contrary in this Section 4, the Corporation may omit from its proxy statement any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Shareholder Nominee, if:

(i) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;

(ii) if the Shareholder Nominee is not independent under the Applicable Independence Standards, as determined by the Board of Directors;

(iii) if the Shareholder Nominee’s nomination or election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the listing standards of the principal exchange upon which the Corporation’s shares of common stock are traded, or any applicable law, rule or regulation;

(iv) if the Shareholder Nominee is or has been, within the past three years, an employee or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(v) if the Shareholder Nominee is, or becomes prior to the annual meeting, a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vi) if the Shareholder Nominee is or becomes subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vii) if any information provided by the Shareholder Nominee or any Nominating Shareholder to the Corporation was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors;

(viii) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Section 4; or

(ix) if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable annual meeting.

(i) Exclusion. Notwithstanding anything to the contrary set forth herein, if the Corporation (A) receives notice pursuant to Section 3(c)(ii) that any shareholder intends to nominate any nominee for election at such meeting, or (B) has entered into, or will enter into, an agreement or other arrangement with one or more shareholder(s) to avoid any person being formally proposed as a director candidate pursuant to Article I, Section 3(c)(ii) of these By-Laws, no Shareholder Nominees will be included in the Corporation’s proxy materials with respect to such meeting pursuant to this Section 4.

(j) Disqualifications. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Section 4, as determined by the Board of Directors or the person presiding at the annual meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof, as reasonably determined by the Board of Directors or chair of such meeting) does not appear at the annual meeting to present any nomination pursuant to this Section 4.

(k) Filing Obligation. The Eligible Shareholder (including any person who Owns shares of common stock of the Corporation that constitute part of the Eligible Shareholder’s Ownership for purposes of satisfying Section 4(e) hereof) shall file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the 1934 Act.

SECTION 5 Quorum. At all meetings of the shareholders of the Corporation, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of any business except as otherwise provided by law.

SECTION 6 Organization; Adjournment. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders of the Corporation as it shall deem appropriate, including such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting. The Chair of the Board, or in his or her absence, the Chief Executive Officer, shall preside at meetings of the shareholders; provided, however, that the Board of Directors may for any meeting of shareholders designate another officer or officers to preside. Except to the extent inconsistent with such rules and regulations as have been adopted by the Board of Directors, the chair of any meeting of the shareholders shall have the right and authority to convene and to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgement of such chair, are appropriate for the proper conduct of the meeting. If a quorum, determined in accordance with Article I, Section 5 of these By-Laws, shall not be present or represented at any meeting of the shareholders, the chair of the meeting, or if so requested by the chair, the shareholders present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. In addition, the chair of any meeting of shareholders shall have the power to adjourn the meeting at the request of the Board of Directors if the Board of Directors determines that adjournment is necessary or appropriate to enable shareholders to consider fully the information which the Board of Directors determines has not been made sufficiently or timely available to shareholders.

SECTION 7 Voting. At each meeting of the shareholders every shareholder of record of the Corporation entitled to vote at such meeting shall be entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation; provided, however, that the Board of Directors may fix, in advance, a date not more than sixty (60) nor less than ten (10) days prior to the date of such meeting as the date as of which shareholders entitled to notice of, and to vote at, such meeting shall be determined, and in case the Board of Directors shall fix a date, only shareholders of record on such date shall be entitled to notice of, and to vote at, such meeting. At any meeting of shareholders each shareholder having the right to vote shall be entitled to vote in person or by proxy.

Except with respect to the election of directors, which shall be governed by Article II, Section 3 of these By-Laws, and except as otherwise provided by law, in the Certificate of Incorporation or these By-Laws, all matters will be determined by the vote of the holders of a majority of the votes cast in favor or against the matter. Abstentions and broker non-votes will not count as a vote cast.

SECTION 8 Inspectors of Election. At any meeting of the shareholders, an inspector or inspectors of election may be appointed as provided in the Business Corporation Law and shall have duties as provided in the Business Corporation Law. An inspector of election need not be a shareholder of the Corporation, and any officer of the Corporation may be an inspector of election on any question other than a vote for or against his or her election to any position with the Corporation or any other question in which he or she may be directly interested.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1 General Powers. Except as otherwise provided in these By-Laws or in the Certificate of Incorporation, the property, business and affairs of the Corporation shall be managed by the Board of Directors.

SECTION 2 Number and Term. The Board of Directors shall consist of not less than six (6) nor more than fourteen (14) members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors. As used in these By-Laws, the term “entire Board of Directors” shall mean the total number of directors which the Corporation would have at the time if there were no vacancies. Directors shall be elected to serve until the next annual meeting or until his or her successor shall be duly elected and qualified.

SECTION 3 Election of Directors.

At each meeting of the shareholders for the election of directors at which a quorum is present, the vote required for election of a director by the shareholders shall, except in a Contested Election, be the affirmative vote of a majority of the votes cast “for” the election of a nominee. For purposes of this Section 3, the affirmative vote of a majority of the votes cast shall mean that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election.

In a Contested Election, the persons receiving a plurality of the votes cast by the holders of shares of capital stock entitled to vote at such meeting for the election of directors at which a quorum was present shall be the directors. A “Contested Election” means an election where, as of the record date for such meeting in which the election will be held, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting; provided that with respect to any nominee proposed or nominated by a shareholder, the Secretary of the Corporation shall have received proper notice under Article I, Section 3 of these By-Laws. For purposes of this Section 3, if plurality voting is applicable to the election of directors at any meeting, the nominees who receive the highest number of votes cast “for,” without regard to votes cast “against” or “withhold,” shall be elected as directors up to the total number of directors to be elected at that meeting. Abstentions and broker non-votes will not count as a vote cast with respect to any election of directors.

SECTION 4 Organization. The Board of Directors may choose one of their number as Chair of the Board. At each meeting of the Board of Directors, the Chair of the Board, or, if there shall be no Chair of the Board or if he or she shall be absent, the Chief Executive Officer of the Corporation, or in case of his or her absence, a chair who shall be any director chosen by a majority of the directors present thereat, shall act as chair of such meeting and preside thereat. The Secretary of the Corporation, or in the case of his or her absence, any person whom the chair shall appoint secretary of such meeting, shall act as secretary of such meeting and keep the minutes thereof.

SECTION 5 Resignations.

(a) Any director of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. Subject to Section 5(b), any such resignation shall take effect at the time specified therein or, if the time when the resignation shall become effective is not specified therein, then it shall take effect immediately upon its receipt by such Board of Directors, Chief Executive Officer or Secretary; and, unless otherwise specified therein or as otherwise required by the Corporation’s corporate governance policies, the acceptance of such resignation shall not be necessary to make it effective.

(b) In an election of directors that is not contested, any incumbent director nominee who is not re-elected by the shareholders shall immediately tender his or her resignation to the Chair of the Nominating and Governance Committee, subject to acceptance or rejection by the Board of Directors as provided in this Section 5(b). The Nominating and Governance Committee shall consider the resignation offer and make a recommendation to the Board of Directors. The Board of Directors (excluding the subject director), in accordance with the procedures established by the Board of Directors, shall decide whether to act on the Nominating and Governance Committee’s recommendation within ninety (90) days after the date the results of the election are certified and the Corporation shall promptly disclose and explain such decision in a document furnished or filed with the SEC. An incumbent director who tenders his or her resignation in accordance with this Section 5(b) will not participate in the deliberations by the Nominating and Governance Committee or Board of Directors with respect to such resignation. If the Board of Directors does not accept the incumbent director’s resignation, he or she shall continue to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified. If the Board of Directors accepts the resignation, or if the nominee who failed to receive the required vote is not an incumbent director, the Board of Directors may fill the resulting vacancy or decrease the size of the Board of Directors in accordance with these By-Laws.

SECTION 6 Vacancies. Vacancies occurring in the Board of Directors for any reason, except the removal of directors without cause by the shareholders, may be filled solely by the affirmative vote of at least two-thirds (2/3) of the whole Board of Directors. A director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor. Newly-created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum exists.

SECTION 7 Annual Organization Meeting. After each annual election of directors, the Board of Directors may hold a regular meeting for the purpose of organization and the transaction of other business as soon as practicable on the same day, at the place where other regular meetings of the Board of Directors are held. Notice of such meeting need not be given. Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all the directors.

SECTION 8 Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and at such places within or without the State of New York or the United States as the Board of Directors shall from time to time determine and, unless required by resolution of the Board of Directors, without notice.

SECTION 9 Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chair of the Board, the Chief Executive Officer of the Corporation, or by any two (2) of the directors at the time in office. A notice of each such special meeting stating the time and place thereof shall be given as provided in this Section 9. Except as otherwise provided by law, notice of each meeting shall be given by first class mail, telephone, overnight delivery, electronic mail, facsimile (or other electronic means) or hand delivery to each director, at his or her residence or usual place of business at least forty-eight (48) hours before the meeting is to be held. Notice of any meeting of the Board of Directors need not, however, be given to any director, if waived by him or her in writing before or after the meeting or if he or she shall attend the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her. Neither notices of a meeting nor a waiver of notice need specify the purpose of any regular or special meeting of the Board of Directors.

SECTION 10 Quorum and Manner of Acting.

(a) Quorum. A majority of the entire Board of Directors shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting and, except as otherwise specifically provided by the Certificate of Incorporation, these By-Laws or by law, the act of a majority of the directors present at any such meeting, at which a quorum is present, shall be the act of the Board of Directors. In the absence of a quorum for any meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present thereat. Notice of any adjourned meeting need not be given.

(b) Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or committee by means of a conference telephone, video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

(c) Action By Written Consent. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, provided that all Board members individually provide written consent to that action (which may include consent by electronic means); and provided further that if such consent is effected by electronic means, such consent shall include a description of the action being taken and the typed name of the director, which shall constitute the legally binding electronic signature of the director. Such action by written consent will have the same force and effect as a unanimous vote of the Board of Directors. Such written consent and any counterparts thereof will be filed with the minutes of the proceedings of the Board of Directors.

SECTION 11 Committees. By the affirmative vote of a majority of the entire Board of Directors, the Board of Directors may designate from among its members an Executive Committee, an Audit Committee, a Human Capital and Compensation Committee, a Nominating and Governance Committee and other committees, each consisting of one or more members. If an Executive Committee is created, the Chair of the Board, shall be a member. The Executive Committee will have all the authority of the Board of Directors except as otherwise provided by Section 712 of the Business Corporation Law or other applicable statutes. Any other committees will have such authority as the Board of Directors may provide. The Board of Directors may designate one or more directors as alternate members of any committee to replace absent members. The members of all committees shall be selected by and removed by the Board of Directors. Such committees may meet at stated times or, in accordance with their charters, upon notice to all the members of the committee. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

SECTION 12 Removal. Any director may be removed with cause by the affirmative vote of at least two-thirds of the entire Board of Directors or with or without cause by vote of the shareholders at a regular or special meeting, subject to the provisions of the Business Corporation Law.

SECTION 13 Compensation. The directors and the members of any committee of the Board of Directors of the Corporation shall be entitled to be reimbursed for any expenses, including all travel expenses, incurred by them on account of their attendance at any regular or special meeting of the Board of Directors or of such committee, and the Board of Directors may at any time or from time to time by resolution provide that the Corporation shall pay each such director or member of such committee such compensation for his or her services as may be specified in such resolution. Nothing in this Section 13 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE III

OFFICERS

SECTION 1 Officers; Term of Office. The officers of the Corporation shall be a Chief Executive Officer, one or more Presidents, one or more Vice Presidents (which may include one of more executive vice presidents, senior vice presidents or vice presidents), a Secretary, a Treasurer and such other officers as the Board of Directors may deem necessary or desirable (including one or more assistant secretaries or assistant treasurers). The officers referred to in this paragraph (x) shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held immediately after the annual meeting of shareholders. Any two or more offices may be held by the same person. Each officer shall hold office until his or her successor shall have been duly chosen and shall qualify, or until his or her death or until he or she shall resign, or shall have been removed in the manner hereinafter provided.

SECTION 2 Removal. Any officer of the Corporation may be removed by the Board of Directors with or without cause at any time.

SECTION 3 Resignations. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors or to the Chief Executive Officer or Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by such Board of Directors, Chief Executive Officer or Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4 Vacancies. A vacancy in any office due to death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these By-Laws for regular appointments or elections to such office.

SECTION 5 The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision of the business of the Corporation and over its several officers, subject, however, to the control of the Board of Directors. He or she shall, in the absence of the Chair of the Board, preside at all meetings of the shareholders and at all meetings of the Board of Directors. He or she shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she may sign, execute and deliver in the name and on behalf of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board of

Directors except where the signing, execution or delivery thereof shall be expressly delegated to some other officer or agent of the Corporation or where any of them shall be required by law to be otherwise signed, executed or delivered, and he or she may affix the seal of the Corporation to any instrument which shall require it. He or she shall perform all duties incident to the office of Chief Executive Officer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

SECTION 6 The Presidents and any Vice Presidents. The Presidents and any Vice Presidents shall assist the Chief Executive Officer and shall perform such duties as may be assigned to him or her by the Chief Executive Officer, the Board of Directors or as may be prescribed by these By-Laws.

SECTION 7 The Treasurer. The Treasurer shall have the care and custody of all funds, securities, evidences of indebtedness and other personal property of the Corporation and shall deposit the same in accordance with the instructions of the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine. He or she shall perform all the duties incidental to the office of Treasurer and such other duties as may be assigned, from time to time, to him or her by the Chief Executive Officer or the Board of Directors. Upon request of the Board of Directors, he or she shall make such reports to it as may be required at any time.

SECTION 8 The Secretary. The Secretary shall (i) attend all meetings of the Board of Directors and of the shareholders and record all votes, (ii) keep the minutes of all proceedings of the Board of Directors and of the shareholders in a book to be kept for that purpose and for the standing committees when required and (iii) have charge of the stock certificate book and stock ledger and such other books and papers as the Board of Directors may direct. He or she shall give, or cause to be given, notice of all meetings of the shareholders and any meetings the Board of Directors for which notice is required, and shall perform all other duties incident to the office of Secretary and such other duties as may be assigned, from time to time, to him or her by the Chief Executive Officer or the Board of Directors. He or she shall keep in safe custody the seal of the Corporation and, when properly authorized, affix the same to any instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary.

ARTICLE IV

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

SECTION 1 Execution of Contracts, etc. Except as otherwise required by law or by these By-Laws, any officer or officers, agent or agents, may be authorized by the Board of Directors, or in the case of an officer appointed by the Chief Executive Officer, by either the Board of Directors or the Chief Executive Officer to execute and deliver any contract or other instrument in the name of the Corporation and on its behalf.

SECTION 2 Checks, Drafts, etc. All checks, drafts and other orders for the payment of money, bills of lading, warehouse receipts, obligations, bills of exchange and insurance certificates shall be signed in the name and on behalf of the Corporation by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be authorized by the Board of Directors or authorized by the Treasurer acting together with any Elected Officer of the Corporation, which authorization may be general or confined to specific instances.

SECTION 3 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors, or any officer of the Corporation to whom power in that respect shall have been delegated, shall direct in such banks, trust companies or other depositories as said Board of Directors may select or as may be selected by any officer or officers or agent or agents of the Corporation to whom power in that respect shall have been delegated. For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts and other orders for the payment of money which are payable to the order of the Corporation may be endorsed, assigned and delivered by any officer or agent of the Corporation.

SECTION 4 General and Special Bank Accounts. The Board of Directors may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositaries as the Board of Directors may select, or as may be selected by any officer or officers, agent or agents of the Corporation to whom power in that respect shall have been delegated. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By- Laws, as it may deem expedient.

ARTICLE V

SHARES AND THEIR TRANSFER

SECTION 1 Certificates for Stock. The shares of stock of the Corporation will be represented by certificates, in such form as the Board of Directors may from time to time prescribe, except that the Board of Directors may provide that some or all of any class or series of shares will be uncertificated shares. No decision to have uncertificated shares will apply to shares represented by a certificate until that certificate has been surrendered to the Corporation.

The certificates representing such shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chair of the Board, a President or a Vice-President, and by the Treasurer or the Secretary or an Assistant Treasurer or Assistant Secretary of the Corporation and its seal shall be affixed thereto; provided, however, that where such certificate is signed by a transfer agent or registered by a registrar other than the Corporation itself or its employee, if the Board of Directors shall by resolution so authorize, the signatures of such Chair of the Board, President, or Vice-President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary and the seal of the Corporation may be by facsimile or other electronic means. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature (or other electronic signature) or signatures has been placed upon a certificate or certificates shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as if the person or persons who signed such certificate or certificates had not ceased to be such officer or officers. A record shall be kept of the respective names of the persons, firms or corporations owning the shares represented by certificates for stock of the Corporation, the number of shares represented by such certificates, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled and a new certificate or certificates shall not be issued in exchange for any existing certificate, until such existing certificate shall have been so canceled except in cases provided for in Article V, Section 4 of these By-Laws.

SECTION 2 Stock Ledger; Transfers of Stock. The Secretary shall keep or cause to be kept a stock-book, which may be in electronic form, containing the names, alphabetically arranged, of all persons who are shareholders of the Corporation, showing each shareholder’s place of residence, the number of shares of capital stock owned by each shareholder, and the date when each shareholder became the owner of such shares. Transfers of shares of the capital stock of the Corporation shall be made on the books of the Corporation only by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or transfer agent appointed as in Article V, Section 3 of these By-Laws, upon (1) surrender of the certificate or certificates for such shares properly endorsed, to the extent that the shares were issued in certificated form or a properly endorsed stock power authorizing the transfer of such shares, and (2) the payment of all taxes thereon. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes with regard to the Corporation.

SECTION 3 Regulations. The Board of Directors may make such rules and regulations, as it may be deem expedient, not inconsistent with these By-Laws, concerning the issue, transfer and registration of shares of the capital stock of the Corporation. It may appoint, or authorize any elected officer or officers to appoint, one or more Transfer Clerks or one or more Transfer Agents or one or more Registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

SECTION 4 Lost, Destroyed and Mutilated Certificates. The holder of any share of stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate or his or her legal representatives to give the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board of Directors shall in its uncontrolled discretion determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, or the issuance of such new certificate. The Board of Directors, however, may in its discretion refuse to issue any such new certificate, except pursuant to legal proceedings under the laws of the State of New York in such case made and provided.

ARTICLE VI

INDEMNIFICATION

SECTION 1 Right To Indemnification. The Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or was serving, at the request of the Corporation, as a director, officer, employee, fiduciary or agent of any other affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by such person as a result of such action or proceeding, or any appeal therein, unless a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or the other person of whom he or she is the legal representative, was not legally entitled. The Corporation shall advance to such person funds to pay for such expenses, including attorney’s fees, incurred by such person in defending against any such action or proceeding, or any appeal therein, upon receipt of an undertaking by or on behalf of such person to repay such funds to the Corporation if a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or such person, was not legally entitled.

SECTION 2 Right Of Claimant To Sue. If a claim under Section 1 of this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant, or the person of whom he or she is the legal representative, has not met the standard of conduct established in Article VI, Section 1 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because the claimant or such person has met the said standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant or such person has not met such applicable standard of conduct, shall be a defense to action or create a presumption that the claimant or such person has not met such standard of conduct.

SECTION 3 Non-Exclusivity Of Rights. Subject to the limitations contained in Section 1 of this Article VI, the right to indemnification and the payment of expenses conferred in this Article VI shall not be deemed exclusive of any other right to which any person seeking indemnification or advancement or payment of expenses may be entitled, whether under any statute, provision of the Certification of Incorporation, these By-Laws, agreement, vote of shareholders or disinterested directors or otherwise, and the Corporation is hereby authorized to provide further indemnification or advancement rights to any such person whether by separate agreement or by resolution of its directors or shareholders or otherwise.

SECTION 4 Contract Rights; Savings Clause.

(a) Contract Rights. The rights conferred by this Article VI shall be contract rights and shall vest at the time a person agrees to become a director or officer of the Corporation. Such rights shall continue as to a person who has ceased to be a director or officer of the Corporation and shall extend to the heirs and legal representatives of such person. Any repeal or modification of the Business Corporation Law or the provisions of this Article VI shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person, except as provided by law.

(b) Savings Clause. Any repeal or modification of the provisions of this Article VI shall not adversely affect any right or protection hereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification. If any provision of this Article VI is held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article VI (including without limitation, all portions of any paragraphs of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 5 Business Corporation Law. All references to the Business Corporation Law in this Article VI shall mean such Law as it may from time to time be amended.

SECTION 6 Insurance. The Corporation may purchase and maintain insurance to indemnify officers, directors and others against costs or liabilities incurred by them in connection with the performance of their duties and any activities undertaken by them for, or at the request of, the Corporation, to the fullest extent permitted by the Business Corporation Law.

ARTICLE VII

SEAL

The seal of the Corporation shall be in the form of a circle, and shall bear the full name of the Corporation and the year of its incorporation.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall end with the thirty-first day of December in each year or such other date as the Board shall determine.

ARTICLE IX

AMENDMENTS

The Board of Directors shall have the power to amend, repeal or adopt the By-Laws of the Corporation, and the By- Laws may be amended, repealed or adopted by the shareholders entitled at the time to vote in the election of directors.